As filed with the Securities and Exchange Commission on August 31, 2009.
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-10
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

FAIRFAX FINANCIAL HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Canada	6331	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7 (416) 367-4941
(Address and telephone number of Registrant’s principal executive offices)
CT CORPORATION SYSTEM 111 Eighth Avenue, 13th Floor, New York, NY 10011 (212) 894-8700
(Name, address and telephone number of agent for service in the United States)

Copies to:

Eric P. Salsberg Vice President, Corporate Affairs Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7 Telephone (416) 367-4941	Christopher J. Cummings Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario, Canada M5L 1E8 Telephone (416) 360-8484	David A. Chaikof Torys LLP 70 Wellington Street West, Suite 3000 Box 270, TD Centre Toronto, Ontario, Canada M5K 1N2 Telephone (416) 865-0040
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
A. ☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	At some future date (check the appropriate box below):
1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered	Offering Price	Offering Price(1)(2)	Registration Fee
Subordinate Voting Shares Preferred Shares Debt securities Warrants Share purchase contracts Units (3)
Total	$368,600,000		$368,600,000	$20,567.88 (4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The initial public offering price of any debt securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. With respect to debt securities issued at an offering price less than the principal amount at maturity, the amount to be registered will be equal to the aggregate offering price.

(2)	Exclusive of accrued interest, if any.

(3)	An aggregate of $631,400,000 of securities previously registered pursuant to the registration statement on Form F-10 (File No. 333-150459) is being included in the prospectus that forms a part of this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended. The aggregate initial offering price of such previously registered securities and the securities registered pursuant to this registration statement will not exceed $1,000,000,000. Such amount represents such indeterminate principal amount of debt securities or number of subordinate voting shares, preferred shares, warrants, share purchase contracts and units of Fairfax Financial Holdings Limited, as may, from time to time, be issued at indeterminate prices, including such indeterminate principal amount of debt securities or number of subordinate voting shares or preferred shares as may be issued upon conversion or exchange of any debt securities or preferred shares that provide for conversion or exchange into such securities or upon exercise of warrants for such securities or upon settlement of share purchase contracts for subordinate voting shares or preferred shares.

(4)	$88,275.00 was previously paid in connection with a registration statement on Form F-10 (File No. 333-122290) filed by Fairfax Financial Holdings Limited on January 25, 2005, including $52,948.00 paid in relation to securities remaining unsold in the offering contemplated by such registration statement, which unsold securities were deregistered upon the filing of a registration statement on Form F-10 (File No. 333-142069) filed by Fairfax Financial Holdings Limited on April 12, 2007. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $23,025.00 of such amount was offset against the filing fee due in connection with the filing of the registration statement on Form F-10 (File No. 333-142069) filed by Fairfax Financial Holdings Limited on April 12, 2007. The remaining $29,923.00 of such amount was offset against the filing fee due in connection with the filing of a registration statement on Form F-10 (File No. 333-150459) filed by Fairfax Financial Holdings Limited on April 25, 2008, pursuant to Rule 457(p). Of the $23,025.00 previously paid in connection with the filing of the registration statement on Form F-10 (File No. 333-142069) filed by Fairfax Financial Holdings Limited on April 12, 2007, $14,349.00 was paid in relation to securities remaining unsold in the offering contemplated by such registration statement, which unsold securities were deregistered upon the filing of the registration statement on Form F-10 (File No. 333-150459) filed by Fairfax Financial Holdings Limited on April 25, 2008. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $9,377.00 of such amount was offset against the filing fee due in connection with the filing of the registration statement on Form F-10 (File No. 333-150459). The remaining $4,972.00 of such amount is being offset against the filing fee due in connection with the filing of this registration statement, pursuant to Rule 457(p). Accordingly, $15,595.88 is being paid at the time of filing this registration statement.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement also relates to the registration statement on Form F-10 (File No. 333-150459), under which securities with a proposed aggregate offering price of $631,400,000 remain unsold as of the date hereof. Upon effectiveness, this registration statement shall also constitute a post-effective amendment to the registration statement on Form F-10 (File No. 333-150459), and such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

PROSPECTUS
August 31, 2009
FAIRFAX FINANCIAL HOLDINGS LIMITED
US$1,000,000,000
Subordinate Voting Shares
Preferred Shares
Debt Securities
Warrants
Share Purchase Contracts
Units
          We may offer from time to time, during the 25 month period that this prospectus, including any amendments hereto, remains effective, up to US$1,000,000,000 of the securities listed above in one or more series or issuances and their total offering price, in the aggregate, will not exceed US$1,000,000,000. Our securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions and set forth in an accompanying shelf prospectus supplement.
          We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement. Any net proceeds we expect to receive from the issue of our securities will be set forth in a prospectus supplement.
          We will not offer exchangeable preferred shares, warrants, share purchase contracts, or units comprised of one or more of the foregoing for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the exchangeable preferred shares, warrants, share purchase contracts, or units comprised of one or more of the foregoing, as the case may be, to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the exchangeable preferred shares, warrants, share purchase contracts, or units comprised of one or more of the foregoing, as the case may be, will be offered for sale.

          This prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items.
          Our outstanding Subordinate Voting Shares are listed for trading on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “FFH.”
          Investing in our securities involves risks. See “Risk Factors.”
          Our head and registered office is at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7.
          We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to financial statements of U.S. companies.
          Owning the securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.
          Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and certain of the experts named in this prospectus are Canadian residents, and many of our assets are located in Canada.
          Neither the U.S. Securities and Exchange Commission nor any state or provincial or territorial securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. References to this “prospectus” include documents incorporated by reference herein. See “Documents Incorporated by Reference.” The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer these securities.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
          We are a corporation organized under the laws of Canada and some of our assets are located in, and most of our directors and most of our officers are residents of, Canada. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Torys LLP, our Canadian counsel, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.
PRESENTATION OF OUR FINANCIAL INFORMATION
          As the majority of our operations are in the United States or conducted in U.S. dollars, we report our consolidated financial statements in U.S. dollars in order to provide more meaningful information to users of our financial statements. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars, references to “$”, “US$” and “dollars” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.
          Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differ from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements, see note 20 to our audited consolidated financial statements for the year ended December 31, 2008, and note 15 to our unaudited interim consolidated financial statements for the six months ended June 30, 2009, incorporated by reference in this prospectus.

EXCHANGE RATE DATA
          The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars:

						Six Months Ended
	Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009

Low	0.7159	0.7872	0.8528	0.8437	0.7711	0.9686	0.7692
High	0.8493	0.8690	0.9099	1.0905	1.0289	1.0289	0.9236
Period End	0.8308	0.8577	0.8581	1.0120	0.8166	0.9817	0.8602
Average	0.7697	0.8259	0.8820	0.9348	0.9441	0.9929	0.8291
          On August 28, 2009, the noon buying rate was Cdn$1.00 = US$0.9192.
FORWARD-LOOKING STATEMENTS
          Any statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “project,” “expect,” “plan,” “intend,” “predict,” “estimate,” “will likely result,” “will seek to” or “will continue” and similar expressions identify forward-looking statements. These forward-looking statements relate to, among other things, our plans and objectives for future operations and underwriting profits. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We are under no obligation to update or alter such forward-looking statements as a result of new information, future events or otherwise, except as may be required by applicable securities laws. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus, or in documents incorporated by reference herein, include, but are not limited to:
•	a reduction in net income if our loss reserves are insufficient;

•	underwriting losses on the risks we insure that are higher or lower than expected;

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates;

•	the cycles of the insurance market, which can substantially influence our and our competitors’ premium rates and capacity to write new business;

•	changes in economic conditions, including interest rates and the securities markets, which could negatively affect our investment portfolio;

•	insufficient reserves for asbestos, environmental and other latent claims;

•	exposure to credit risk in the event our reinsurers fail to make payments to us under our reinsurance arrangements;

•	exposure to credit risk in the event our insureds, insurance producers or reinsurance intermediaries fail to remit premiums that are owed to us or failure by our insureds to reimburse us for deductibles that are paid by us on their behalf;

•	an inability to realize our investment objectives;

•	risks associated with implementing our business strategies;

•	the timing of claims payments being sooner or the receipt of reinsurance recoverables being later than anticipated by us;

•	the failure of any of the loss limitation methods we employ;

•	inability of our subsidiaries to maintain financial or claims-paying ability ratings;

•	a decrease in the level of demand for reinsurance or insurance products, or increased competition in the insurance industry;

•	our inability to obtain reinsurance coverage in sufficient amounts, at reasonable prices or on terms that adequately protect us;

•	our inability to access our subsidiaries’ cash;

•	our inability to obtain required levels of capital on favorable terms, if at all;

•	loss of key employees;

•	the passage of legislation subjecting our businesses to additional supervision or regulation, including additional tax regulation, in the United States, Canada or other jurisdictions in which we operate;

•	risks associated with government investigations of, and litigation related to, insurance industry practices;

•	risks associated with the current purported class action litigation;

•	risks associated with our pending civil litigation;

•	the influence exercisable by our significant shareholder;

•	adverse fluctuations in foreign currency exchange rates;

•	our failure to realize future income tax assets;

•	our dependence on independent brokers over whom we exercise little control;

•	assessments and shared market mechanisms which may adversely affect our U.S. insurance subsidiaries; and

•	an impairment in the carrying value of our goodwill.
          See “Risk Factors” for a further discussion of these risks and uncertainties.

THE COMPANY
          Unless the context otherwise requires, the terms “Fairfax”, “Company”, “we”, “us” and “our” refer to Fairfax Financial Holdings Limited and its subsidiaries; the term “OdysseyRe” refers to our public reinsurance business; the term “Group Re” refers to our wholly-owned reinsurance business, Group Re and its subsidiaries; the term “Crum & Forster” refers to our wholly-owned U.S. property and casualty insurance business, Crum & Forster Holdings Corp. and its subsidiaries; the term “Northbridge” refers to our wholly-owned Canadian property and casualty insurance business, Northbridge Financial Corporation and its subsidiaries; the term “Hamblin Watsa” refers to our wholly-owned investment management subsidiary, Hamblin Watsa Investment Counsel Ltd., the term “Polish Re” refers to our wholly-owned Polish reinsurance and insurance company Polskie Towarzystwo Reasekuracji Spólka Akcyjna and the term “Advent” refers to Advent Capital (Holdings) Plc., a public company in which we hold a controlling interest. All references in this prospectus to “$”, “US$” or “dollars” refer to United States dollars and all references to “Cdn$” refer to Canadian dollars, unless otherwise indicated.
          We are a financial services holding company primarily engaged in property and casualty insurance and reinsurance. We are incorporated under the Canada Business Corporations Act. We operate through a decentralized operating structure, with autonomous management teams applying a focused underwriting strategy to our markets. We seek to differentiate ourselves by combining disciplined underwriting with the investment of our assets on a total return basis, which we believe provides above-average returns over the long-term. We provide a full range of property and casualty products, maintaining a diversified portfolio of risks across classes of business, geographic regions, and types of insureds. We have been under current management since September 1985. Our principal executive offices are located at 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7, Canada. Our telephone number is (416) 367-4941.
          We conduct our business through the following segments, with each of our continuing operations maintaining a strong position in its respective markets.
          Our reinsurance business is conducted through OdysseyRe, Group Re, Advent and Polish Re. OdysseyRe is a U.S.-based underwriter of a full range of property and casualty reinsurance on a worldwide basis. We have a majority interest in OdysseyRe, whose common stock is traded on the New York Stock Exchange under the symbol “ORH.” Group Re primarily constitutes the participation by our wholly-owned subsidiaries CRC (Bermuda) Reinsurance Limited, and Wentworth Insurance Company Ltd. (based in Barbados) in the reinsurance of Fairfax’s subsidiaries by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms and pricing as the third party reinsurers. Since 2004, Group Re has also written third party business. Advent, based in the U.K., was included in our reinsurance segment effective from our acquisition of a majority interest in Advent on September 11, 2008 and is a reinsurance and insurance company, operating through Syndicate 780 and 3330 at Lloyd’s, focused on specialty property reinsurance and insurance risks. Advent’s shares are listed on the London Stock Exchange and we have made an offer to acquire the shares of Advent that we do not currently own. Polish Re, based in Warsaw, Poland was included in our reinsurance segment effective from its date of acquisition on January 7, 2009 and writes reinsurance business in the Central and Eastern European regions.
          Our insurance business is conducted through Northbridge (Canadian insurance), Crum & Forster (U.S. insurance) and Fairfax Asia (Asian insurance). OdysseyRe also conducts insurance business through its U.S. Insurance and London Market divisions. Northbridge provides commercial and personal lines property and casualty insurance primarily in Canada through a wide range of distribution channels. We completed a going-private transaction on February 20, 2009 pursuant to which we acquired all of the outstanding shares of Northbridge we did not already own and Northbridge became a wholly-owned subsidiary of Fairfax. Crum & Forster, based in the U.S., provides a full range of commercial property and casualty insurance, which targets specialty classes of business that emphasize strong technical underwriting expertise. We own all of the equity of Crum & Forster. OdysseyRe provides a range of professional and specialty liability insurance in the United States and internationally through its U.S. Insurance and London Market divisions. Fairfax Asia is comprised of our 98%-owned, Singapore based First Capital subsidiary which writes property and casualty insurance primarily to Singapore markets and our wholly-owned, Hong Kong based Falcon Insurance subsidiary which writes property and casualty insurance to niche markets in Hong Kong.

          Our runoff business primarily includes our discontinued business that did not meet our underwriting criteria or strategic objectives and selected business previously written by our other subsidiaries that was put under dedicated runoff management. In addition, our runoff segment also includes third-party runoff operations that we have acquired, which we believe will provide us with the opportunity to earn attractive returns on our invested capital.
          Our invested assets are managed by our wholly-owned investment management subsidiary, Hamblin Watsa. Hamblin Watsa has managed our invested assets since September 1985 and emphasizes a conservative investment philosophy, seeking to invest our assets on a total return basis, which includes realized and unrealized gains over the long-term, using a value-oriented approach.
RISK FACTORS
          An investment in our securities involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, before deciding whether to invest in our securities. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.
Overview
          We operate with a holding company structure. The holding company controls our operating insurance and reinsurance companies, each of which must comply with applicable insurance regulations of the jurisdictions in which it operates. Each company must maintain reserves for losses and loss adjustment expenses to cover the risks it has underwritten. The reserves of one of our insurance or reinsurance companies are not available to be applied against the risks underwritten by other of our companies. The financial condition and results of operations of each of the insurance and reinsurance companies we control are included in our consolidated financial statements and, generally, losses incurred by any of our companies directly impact our consolidated results. Although a severe loss incurred by one company should not have any adverse effect on any of our other companies, such loss, even though not material to us when our financial condition is viewed as a whole, could have an adverse effect on us because it could affect adversely how our other companies are treated by others, including rating agencies and insurance regulators.
If our actual claims exceed our claim reserves, our financial condition and results of operations could be adversely affected.
          We maintain reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. Our success is dependent upon our ability to accurately assess the risks associated with the businesses that we reinsure or insure. If we fail to accurately assess the risks we assume, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could have a material adverse effect on our financial condition and reduce our net income.
          At December 31, 2008, we had net unpaid loss and loss adjustment expense reserves of approximately $11.0 billion.
          Reserves do not represent an exact calculation of liability, but instead represent estimates at a given point in time involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred. Establishing an appropriate level of claim reserves is an inherently uncertain process. We utilize both proprietary and commercially available actuarial models, as well as historical insurance industry loss development patterns, to assist in the establishment of appropriate claim reserves.
          In contrast to casualty losses, which frequently can be determined only through lengthy and unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, for both casualty and property losses, actual claims and claim expenses ultimately paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis.
          If our claim reserves are determined to be inadequate, we will be required to increase claim reserves with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations in a particular period and/or our financial condition. For the year ended December 31, 2008, we increased our loss and loss adjustment expense reserves relating to prior periods by $55.4 million primarily attributable to losses related to the commutation of a reinsurance treaty and settlement of an asbestos-related lawsuit at Crum & Forster and development on primary worker’s compensation business at our U.S. runoff segment, partially offset by net favorable development at Northbridge primarily reflecting better than expected loss emergence across most lines of business, favorable development in worker’s compensation and general liability lines of business at Crum & Forster and net favorable development in the London Market, U.S. Insurance and EuroAsia divisions of OdysseyRe in its professional liability and miscellaneous property lines of business.
          Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could very significantly exceed the premiums received on the underlying policies. When this occurs, our financial results are adversely affected.
Unpredictable catastrophic events could reduce our net income.
          Our insurance and reinsurance operations expose us to claims arising out of catastrophes. We have experienced, and will in the future experience, catastrophe losses which may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various events, including natural events such as hurricanes, windstorms, earthquakes, hailstorms, severe winter weather and fires, and unnatural events such as terrorist attacks and riots. The incidence and severity of catastrophes are inherently unpredictable.
          The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, windstorms and earthquakes may produce significant damage in large, heavily populated areas, and most of our past natural catastrophe-related claims have resulted from severe storms. Catastrophes can cause losses in a variety of property and casualty lines. It is possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our net income and financial condition.
          Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business could also be affected. We believe that increases in the value and geographic concentration of insured property, climate change and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, certain jurisdictions have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas. In addition, following catastrophes, there are sometimes legislative initiatives and court decisions which seek to expand insurance coverage for catastrophe claims beyond the original intent of the policies.
The cycles of the insurance and reinsurance industries may cause fluctuations in our results.
          Historically, we have experienced fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for insurance and reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions.

          The property and casualty insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity, as well as periods when shortages of underwriting capacity have permitted attractive premium levels. We expect to continue to experience the effects of this cyclicality, which, during down periods, could harm our financial condition, profitability or cash flows.
          In the reinsurance industry, the supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue because the larger insurers created by the consolidation discussed below may require less reinsurance or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers. If any of these events transpire, our results of operations in our reinsurance business could be adversely affected.
Our portfolio holdings are subject to fluctuations in the market which could negatively affect their value.
          We hold bonds and other debt instruments, common stocks, preferred stocks, equity-related securities and derivative securities in our portfolio. The market value of bonds, other debt instruments and preferred stocks fluctuates with changes in interest rates and credit outlook. The market value of common stocks and equity-related securities is exposed to fluctuations in the stock market and to liquidity risk. Risks associated with investments in derivative securities include market risk, interest rate risk, liquidity risk and credit risk. Our use of derivatives is primarily for general protection against declines in the fair value of the Company’s financial assets and is governed by the Company’s investment policies. Equities, equity-related securities and derivative securities are volatile or extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition.
Our business could be harmed because of our potential exposure for asbestos, environmental and other latent claims.
          We have established loss reserves for asbestos and environmental and other latent claims. There is a high degree of uncertainty with respect to future exposure from such claims because of: significant issues surrounding the liabilities of the insurers, including us; risks inherent in major litigation, including more aggressive environmental and asbestos-related litigation against insurers, including us; and diverging legal interpretations and judgments in different jurisdictions. These uncertainties include, among other things:
•	the extent of coverage under insurance policies;

•	whether or not particular claims are subject to an aggregate limit;

•	whether multiple policies issued to the same insured will be triggered by a particular claim;

•	the number of occurrences involved in particular claims; and

•	new theories of insured and insurer liability.
          Insurers generally, including us, experienced an increase in the number of asbestos-related claims from 2001 through 2003 likely due to, among other things, the introduction by several states of tort reform statutes that impact asbestos litigation and resulted in plaintiffs rushing to file claims before the effective date of new legislation. The increase in such claims also led to an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities.
          Increasingly, policyholders have been asserting that their claims for asbestos-related insurance are not subject to aggregate limits on coverage and that each individual bodily injury claim should be treated as a separate occurrence under the policy. We expect this trend to continue. Although it is difficult to predict whether these policyholders will be successful on either of these issues, to the extent either issue is resolved in their favor, our coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per occurrence limits and the number of asbestos bodily injury claims made by the policyholders. Accordingly, it is difficult to predict the ultimate size of the claims for coverage not subject to aggregate limits.
          In addition, proceedings have been launched directly against insurers, including us, challenging insurers’ conduct in respect of asbestos claims, including in some cases with respect to previous settlements. Some plaintiffs have also advanced claims against us as defendants in asbestos personal injury cases that are close to trial. We anticipate the filing of other direct actions against insurers, including us, in the future. Particularly in light of jurisdictional issues, it is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability.
          Similarly, as a result of various regulatory efforts aimed at environmental remediation, companies in the insurance industry, including us, continue to be involved in litigation involving policy coverage and liability issues with respect to environmental claims. In addition to regulatory pressures, the results of court decisions affecting the industry’s coverage positions continue to be inconsistent and have expanded coverage beyond its original intent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remains uncertain.
          In addition to asbestos and environmental pollution, we face exposure to other types of mass tort or health hazard claims, including claims related to exposure to potentially harmful products or substances, such as breast implants, pharmaceutical products, chemical products, lead-based pigments, noise-induced hearing loss, tobacco, mold and welding fumes. Establishing claim and claim adjustment expense reserves for mass tort claims is subject to uncertainties because of many factors, including expanded theories of liability and disputes concerning medical causation with respect to certain diseases.
          Given the factors described above, it is not presently possible to quantify with a high degree of certainty the ultimate exposure or range of exposure represented by asbestos, environmental and other latent claims and related litigation. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. Our gross asbestos reserves were $1.3 billion at December 31, 2008 and our gross reserves for environmental and other latent claims were $508.1 million. Our asbestos reserves, net of reinsurance but excluding vendor indemnities, were $719.1 million at December 31, 2008 and our reserves for environmental and other latent claims, net of reinsurance but excluding vendor indemnities, were $235.5 million. However, these claims and related litigation, particularly if current trends continue, could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods.
We cannot assure you that our reinsurers and certain insureds will pay us on a timely basis or at all.
          Reinsurance is an arrangement in which an insurance company, called the ceding company, transfers insurance risk to another insurer, called the reinsurer, which accepts the risk in return for a premium payment. Although reinsurance makes the assuming reinsurer liable to us to the extent of the risk ceded, we are not relieved of our primary liability to our insureds. As of June 30, 2009, we had a total of approximately $4.1 billion recoverable from reinsurers. We cannot assure you that our reinsurers will pay our reinsurance claims on a timely basis or at all. As well, we bear credit risk with respect to our reinsurers (including retrocessionaires), both with respect to receivables reflected on our balance sheet as well as to contingent liabilities with respect to reinsurance protection on future claims. If reinsurers are unwilling or unable to pay us amounts due under reinsurance contracts, we will incur unexpected losses and our cash flow will be adversely affected.
          We write certain insurance policies, such as large deductible policies (policies where the insured retains a specific amount of any potential loss), in which the insured must reimburse us for certain losses. Accordingly, we bear credit risk on these policies and cannot assure you that our insureds will pay us on a timely basis or at all. In the ordinary course of business we are sometimes unable to collect all amounts billed to insureds, generally due to disputes on audit of retrospectively rated policies and, in some cases, due to insureds having filed for bankruptcy protection. In addition, if an insured files for bankruptcy, we may be unable to recover on assets such insured may have pledged to us as collateral. We reserve for uncollectible amounts in the period the collection issues become known. The inability to collect amounts due to us reduces our net income and cash flow, and the ability of our insurance and reinsurance subsidiaries to pay dividends or make other distributions to us.

If we are unable to realize our investment objectives, our business, financial condition or results of operations may be adversely affected.
          Investment returns are an important part of our overall profitability and our operating results depend in part on the performance of our investment portfolio. Accordingly, fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. We derive our investment income from interest and dividends, together with net gains on investments. The portion derived from net gains on investments generally fluctuates from year to year. For the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, net gains on investments accounted for approximately 23.8%, 81.3%, 68.3% and 51.4%, respectively, of our total investment income (including net gains on investments). Net gains on investments are typically a less predictable source of investment income than interest and dividends, particularly in the short term.
          The return on our portfolio and the risks associated with our investments are also affected by our asset mix, which can change materially depending on market conditions. Investments in cash or short term investments generally produce a lower return than other investments. At June 30, 2009, 18.4%, or $3.6 billion, of our invested assets were held in cash and short term investments pending our identification of suitable opportunities for reinvestment in line with our long-term value-oriented investment philosophy. Fairfax holds significant investments in equities and equity-related securities. As at June 30, 2009, the company had aggregate equity holdings with fair value of $5,534.8 million (common stocks of $4,797.3 million plus investments, at equity of $737.5 million) and aggregate equity-related holdings comprised of warrants, short equity total return swaps and long equity total return swaps with a fair value of $135.3 million. The market values and the liquidity of these investments are volatile and vary dramatically either up or down in short periods, and their ultimate value will therefore only be known over the long term.
          The volatility of our claims submissions may force us to liquidate securities, which may cause us to incur capital losses. If we structure our investments improperly relative to our liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized investment losses resulting from an other than temporary decline in value could significantly decrease our net income.
          The ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities markets and, consequently, the value of the equity securities we own. In addition, defaults by third parties who fail to pay or perform on their obligations could reduce our investment income and net gains on investment or result in investment losses. We may not be able to realize our investment objectives, which could reduce our net income significantly and adversely affect our business, financial condition or results of operations.
The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.
          Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received on the underlying policies. We seek to limit our loss exposure by employing a variety of policy limits and other terms and conditions and through prudent underwriting of each program written. We also seek to limit our loss exposure by geographic diversification. We cannot be sure that any of these loss limitation methods will be effective. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend, thus substantially increasing the potential exposure we face under such policies.

If our insurance and reinsurance subsidiaries are unable to maintain financial strength ratings, it may be more difficult for them to renew policies or retain business or write new business.
          Third-party rating agencies assess and rate the claims-paying ability of reinsurers and insurers based upon the criteria of such rating agencies. Periodically the rating agencies evaluate our insurance companies to confirm that they continue to meet the criteria of the ratings previously assigned to them. The claims-paying ability ratings assigned by rating agencies to reinsurance or insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. These claims-paying ability ratings are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the securities offered by this prospectus.
          A.M. Best has assigned an “A” rating (the third highest of fifteen ratings) to each of OdysseyRe, Northbridge and Crum & Forster. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. A downgrade in these ratings could lead to a significant reduction in the number of insurance policies our insurance subsidiaries write.
          The ratings by these agencies of our insurance subsidiaries may be based on a variety of factors, some of which are outside of our control, including, but not limited to, the financial condition of us and our subsidiaries and affiliates, the financial condition or actions of parties from which our insurance subsidiaries have obtained reinsurance, and factors relating to the sectors in which such persons conduct business, and the statutory surplus of our insurance subsidiaries, which is adversely affected by underwriting losses and dividends paid by them. A downgrade of any of the debt or other ratings of Fairfax, or of any of Fairfax’s subsidiaries or affiliates, or a deterioration in the financial markets’ view of any of these entities, could have a negative impact on the claims-paying ability ratings of our insurance subsidiaries.
We operate in a highly competitive environment which could make it more difficult for us to attract and retain business.
          The property and casualty insurance industry and the reinsurance industry are both highly competitive, and we believe that they will remain highly competitive in the foreseeable future. Competition in our industry is based on many factors, including premiums charged and other terms and conditions offered, products and services provided, financial ratings assigned by independent rating agencies, speed of claims payment, reputation, selling effort, perceived financial strength and the experience of the insurer or reinsurer in the line of insurance or reinsurance to be written. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, as well as certain underwriting syndicates, some of which have greater financial, marketing and management resources than we do, and there is no assurance that we will be able to successfully retain or attract business.
          Some insurance industry participants are consolidating to enhance their market power. These entities may try to use their market power to negotiate price reductions for our products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, further reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a larger capital base so that they require less reinsurance.
We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.
          We use reinsurance arrangements, including reinsurance of our own reinsurance business purchased from other reinsurers, referred to as retrocessionaires, to help manage our exposure to property and casualty risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the policies that we purchase from them. Some exclusions are with respect to risks which we cannot exclude in policies we write due to business or regulatory constraints, such as coverage with respect to acts of terrorism, mold and cyber risk. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, on primary insurers that are inconsistent with corresponding terms in the policies written by these primary insurers. As a result, our insurance subsidiaries, like other primary insurance companies, increasingly are writing insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose us to greater risk and greater potential losses. If we cannot obtain adequate reinsurance protection for the risks we underwrite, we may be exposed to greater losses from those risks or we may be forced to reduce the amount of business we underwrite, which will reduce our revenues. As a result, our inability to obtain adequate reinsurance protection could have a material adverse effect on our financial condition and operations.
          The rates charged by reinsurers and the availability of reinsurance to the company’s subsidiaries will generally reflect the recent loss experience of the company and of the industry in general. For example, the significant hurricane losses in 2004 and 2005 caused the prices for catastrophe reinsurance protection in Florida to increase significantly in 2006. Rather than incurring increased costs of reinsurance by virtue of purchasing more reinsurance or by virtue of these higher rates, in the following year the company elected to decrease its direct catastrophe exposure in that region, therefore requiring the purchase of a reduced amount of catastrophe reinsurance. In 2007 reinsurance rates stabilized while primary rates continued to decrease, increasing the cost of reinsurance for Fairfax’s operating companies on a relative basis. Significant catastrophe losses incurred by reinsurers in 2008 have made and may continue to make catastrophe exposed reinsurance more expensive in the future.
          In addition, although our current reinsurance program is primarily maintained with reinsurers rated “A” (Excellent) or better by A.M. Best, a reinsurer’s insolvency or inability or unwillingness to make timely payments under the terms of its reinsurance agreements with us could have a material adverse effect on us.
We are a holding company, and we may not have access to the cash that is needed to meet our financial obligations.
          We are a holding company and conduct substantially all our business through our subsidiaries and receive substantially all our earnings from them. Therefore, in the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, the subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under a credit agreement or other indebtedness, its creditors could accelerate the debt, prior to such subsidiary distributing amounts to us that we could use to make payments on our outstanding debt. In addition, if we caused a subsidiary to pay a dividend to us to make payment on our outstanding debt, and the dividend were determined to be improperly paid, holders of our outstanding debt would be required to return the payment to the subsidiary’s creditors. As of June 30, 2009, our subsidiaries had approximately $930.2 million of indebtedness.
          Although substantially all of our operations are conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on our outstanding debt. Accordingly, our ability to meet our financial obligations, including to make payments on our outstanding debt, is dependent on the distribution of earnings from our subsidiaries. The ability of our subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. The ability of our subsidiaries to pay dividends or make distributions or returns of capital to us is subject to restrictions set forth in the insurance laws and regulations of Canada, the United States, Ireland, the United Kingdom, Poland, Hong Kong and Singapore and is affected by our subsidiaries’ credit agreements, indentures, rating agencies, the discretion of insurance regulatory authorities and capital support agreements with our subsidiaries. No assurance can be given that some or all of our operating subsidiaries’ jurisdictions will not adopt statutory provisions more restrictive than those currently in effect. Our subsidiaries may incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to meet our financial obligations, including to fund payments on our outstanding debt when due.

Our inability to obtain additional capital in the future as required could have a material adverse effect on our financial condition.
          Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our business are insufficient to fund future operations, we may need to raise additional funds through equity or debt financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. The cost and availability of debt financing is affected by credit ratings. Our senior unsecured debt at the holding company level is rated “BBB-” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., “Ba2” by Moody’s Investors Service Inc., “bbb” by A.M. Best Company, BB+ by Fitch Ratings Ltd. and “BBB” (low) by DBRS Limited. Our ability to raise additional capital may be adversely affected by our credit ratings. If we cannot obtain adequate capital or if we fail to refinance our existing debt as it comes due, our business, operating results and financial condition could be adversely affected.
Our business could be adversely affected by the loss of one or more key employees.
          We are substantially dependent on a small number of key employees, including our Chairman and significant shareholder, Mr. Prem Watsa, and the senior managers of our operating subsidiaries. We believe that the experiences and reputations in our industry of these individuals are important factors in our ability to attract new business. At the subsidiary level, we have entered into employment agreements with our key employees. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of these key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. We do not currently maintain key employee insurance with respect to any of our employees.
Our operations could be adversely affected as a result of regulatory, political, economic or other influences in the insurance and reinsurance industries.
          The insurance and reinsurance industries are highly regulated and are subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Federal, state and provincial governments in the United States and Canada, as well as governments in foreign jurisdictions in which we do business, have periodically considered programs to reform or amend the insurance systems at both the federal and local levels.
          Such changes could adversely affect our subsidiaries’ financial results, including their ability to pay dividends, cause us to make unplanned modifications of products or services, or result in delays or cancellations of sales of products and services by insurers or reinsurers. Insurance industry participants may respond to changes by reducing their investments or postponing investment decisions, including investments in our products and services. We cannot predict the future impact of changing law or regulation on our operations; any changes could have a material adverse effect on us or the insurance industry in general.
          As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:
•	continuing changes in the litigation climate surrounding asbestos claims, including tort reform efforts in various jurisdictions;

•	increases in the number and size of claims relating to construction defects, which often present complex coverage and damage valuation questions;

•	changes in interpretation of the named insured provision with respect to the uninsured/underinsured motorist coverage in commercial automobile policies;

•	breakthroughs in health care technology, which often lead to increasingly expensive treatments affecting workers compensation exposures; and

•	a growing trend in the United States of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling, premium calculation and billing, and other practices, particularly with respect to the handling of personal lines automobile and homeowners claims.
          The effects of these and other unforeseen emerging claims and coverage issues are extremely hard to predict and could harm our business.
Certain business practices of the insurance industry have been the subject of investigations by government authorities and the subject of class action litigation.
          From time to time, the insurance industry has been subject to investigations, litigation and regulatory activity by various insurance, governmental and enforcement authorities, concerning certain practices within the industry. We sometimes receive inquiries and informational requests from insurance departments in certain states in which our insurance subsidiaries operate. We cannot predict at this time the effect that investigations, litigation and regulatory activity will have on the insurance or reinsurance industry or our business, or whether activities or practices currently thought to be lawful will be characterized in the future as unlawful. Our involvement in any investigations and related lawsuits would cause us to incur legal costs and, if we were found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially adversely affected by the negative publicity for the insurance industry related to any such proceedings, and by any new industry-wide regulations or practices that may result from such proceedings. It is possible that future investigations or related regulatory developments will mandate changes in industry practices in a fashion that increases our costs of doing business or requires us to alter aspects of the manner in which we conduct our business.
We are subject to significant pending civil litigation, which will be expensive and time consuming and, if decided against us, could require us to pay substantial judgments or settlements.
          During 2006, several lawsuits seeking class action status were filed against us and certain of our officers and directors in the United States District Court for the Southern District of New York. The Court made an order consolidating the various pending lawsuits and granted the single remaining motion for appointment as lead plaintiffs. The Court also issued orders approving scheduling stipulations filed by the parties to the consolidated lawsuit. On February 8, 2007, the lead plaintiffs filed an amended consolidated complaint, which states that the lead plaintiffs seek to represent a class of all purchasers and acquirers of securities of Fairfax between May 21, 2003 and March 22, 2006 inclusive. The amended consolidated complaint names as defendants Fairfax, certain of our officers and directors, OdysseyRe and our auditors. The amended consolidated complaint alleges that the defendants violated U.S. federal securities laws by making material misstatements or failing to disclose certain material information regarding, among other things, Fairfax’s and OdysseyRe’s assets, earnings, losses, financial condition, and internal financial controls. The amended consolidated complaint seeks, among other things, certification of the putative class; unspecified compensatory damages (including interest); unspecified monetary restitution; unspecified extraordinary, equitable and/or injunctive relief; and costs (including reasonable attorneys’ fees). These claims are at a preliminary stage. Pursuant to the scheduling stipulations, the various defendants filed their respective motions to dismiss the amended consolidated complaint, the lead plaintiffs filed their oppositions thereto, the defendants filed their replies to those oppositions and the motions to dismiss were argued before the Court in December 2007. The Court has not yet issued a ruling on these motions. The ultimate outcome of any litigation is uncertain and should the consolidated lawsuit be successful, the defendants may be subject to an award of significant damages, which could have a material adverse effect on our business, results of operations and financial condition. The consolidated lawsuit may require significant management attention, which could divert management’s attention away from our business. In addition, we could be materially adversely affected by negative publicity related to this lawsuit. Any of the possible consequences noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for our securities. Fairfax, OdysseyRe and the named officers and directors intend to vigorously defend against the consolidated lawsuit and our financial statements include no provision for loss.

          On July 26, 2006, we filed a lawsuit seeking $6 billion in damages from a number of defendants who, the complaint (as subsequently amended) alleges, participated in a stock market manipulation scheme involving Fairfax shares. The complaint, filed in Superior Court, Morris County, New Jersey, alleges violations of various state laws, including the New Jersey Racketeer Influenced and Corrupt Organizations Act, pursuant to which treble damages may be available. The defendants removed this lawsuit to the District Court for the District of New Jersey but pursuant to a motion filed by us, the lawsuit was remanded to Superior Court, Morris County, New Jersey. Most of the defendants filed motions to dismiss the lawsuit, all of which were denied during a Court hearing in September 2007. In October 2007, defendants filed a motion for leave to appeal to the Appellate Division from the denial of their motions to dismiss. In December 2007, that motion for leave was denied. Subsequently, two of the defendants filed a motion seeking leave to appeal certain limited issues to the New Jersey Supreme Court. That motion for leave was denied in February 2008. In December 2007, two defendants who were added to the action after its initial filing filed motions to dismiss the claims against them. Those motions were granted in February 2008, with leave being granted to us to replead the claims against those two defendants. We filed an amended complaint in March 2008, which again asserted claims against those defendants. Those defendants filed a motion to dismiss the amended complaint, which motion was denied in August 2008. In September 2008, those two defendants also filed a counterclaim against us, as well as third-party claims against certain Fairfax executives, OdysseyRe, Fairfax’s outside legal counsel and PricewaterhouseCoopers. We have not yet responded to this counterclaim. In December 2007, an individual defendant filed a counterclaim against us. Our motion to dismiss that counterclaim was denied in August 2008. Fairfax and its named affiliates and officers intend to vigorously defend against these counterclaims. In September 2008, the Court granted a motion for summary judgment brought by two defendants, and dismissed our claims against those defendants without prejudice. Discovery in this action is ongoing. The ultimate outcome of any litigation is uncertain and the Company’s financial statements include no provision for loss on the counterclaim. There can be no assurance that the Company’s lawsuit will be successful or that the Company will be successful in defending the counterclaims.
Our significant shareholder may substantially influence our direction and operations.
          Mr. Prem Watsa, our Chairman and Chief Executive Officer, owns, directly or indirectly, or exercises control or direction over shares representing 49.07% of the voting power of our outstanding shares. Mr. Watsa has the ability to substantially influence certain actions requiring shareholder approval, including approving a merger or consolidation, liquidation or sale of our assets, electing members of our board of directors and adopting amendments to our articles of incorporation and by-laws. As a shareholder, Mr. Watsa may have different interests than you have and therefore may make decisions that are adverse to your interests.
We may be adversely affected by foreign currency fluctuations.
          Our reporting currency is the U.S. dollar. A portion of our premiums and our expenses are denominated in foreign currencies and a portion of our assets (including investments) and loss reserves are also in foreign currencies. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies (including when our foreign currency assets and liabilities are hedged) which could adversely affect our operating results.
Our failure to realize future income tax assets could lead to a writedown, which could adversely affect our results of operations.
          Realization of future income tax assets is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and temporary differences exist. Capitalized operating and capital loss carry-forwards were not as at December 31, 2008, but in prior years had been, a major component of our future income taxes asset. Failure to achieve projected levels of profitability could lead to a writedown in this future income taxes asset if it becomes more likely than not that the amount of the asset will not be realized.
We rely on independent brokers over whom we exercise little control, which exposes us to certain risks.
          We do business with a large number of independent brokers on a non-exclusive basis and we cannot rely on their commitment to our insurance and reinsurance products. Moreover, in some markets we operate pursuant to “open market” arrangements in which we have no formal relationships with brokers who place our risk in these markets. Our continued profitability depends, in part, on the marketing efforts of independent brokers and our ability to offer insurance products and maintain financial ratings that meet the requirements and preferences of such brokers and their policyholders.
          Because the majority of our brokers are independent, we have only limited ability to exercise control over them. In the event that an independent broker to which we have granted binding authority exceeds its authority by binding us on a risk which does not comply with our underwriting guidelines, we may be at risk for that policy until we receive the application and effect a cancellation. Although to date we have not experienced a material loss from improper use of binding authority of our brokers, any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition.
          In accordance with industry practice, our customers often pay the premiums for their policies to brokers for payment over to us. These premiums are considered paid when received by the broker and, thereafter, the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our reliance on brokers in connection with the settlement of insurance balances.
          Further, as is customary in the reinsurance industry, our reinsurance companies frequently pay amounts owing in respect of claims under their policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, our reinsurance companies might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for such policies to reinsurance brokers for payment over to our reinsurance companies, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable for those amounts, whether or not our reinsurance companies have actually received such premiums. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.
Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements may reduce the profitability of our U.S. insurance subsidiaries.
          Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. Many states also have laws that establish second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various jurisdictions, our insurance subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce the profitability of our U.S. insurance subsidiaries in any given period or limit their ability to grow their business.
If the value of our goodwill is impaired we would be required to write down the value of such assets.
          A portion of our assets is comprised of goodwill and intangible assets which have arisen principally from various acquisitions made by us or our operating subsidiaries. We test the carrying value of goodwill and intangible assets for impairment at least annually. Should we identify that the value of goodwill and intangible assets is impaired, we would be required to write down the value of such assets to their fair value. Goodwill and intangible assets of $315.5 million at June 30, 2009 is comprised principally of amounts recognized in connection with the privatization of Northbridge in the first quarter of 2009. Continued profitability of our acquired businesses is essential for there to be no impairment in the carrying value of the goodwill.

USE OF PROCEEDS
          The securities offered by this prospectus may be offered from time to time at the discretion of the Company in one or more series or issuances with an aggregate offering amount not to exceed US$1,000,000,000. The net proceeds derived from the issue of the securities, or any one of them, under any prospectus supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the number and price of the securities issued under any prospectus supplement. We will set forth information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. We may, from time to time, issue debt instruments, incur additional indebtedness and issue equity securities or warrants other than through the issue of securities pursuant to this prospectus.
INSURANCE REGULATORY MATTERS
          We are subject to regulation under the insurance statutes, including insurance holding company statutes, of the various jurisdictions in which our operating subsidiaries are domiciled, including by the federal, state and provincial regulators of the United States, Canada and the United Kingdom. In addition, we are subject to regulation by the insurance regulators of other jurisdictions in which we, or our operating subsidiaries, do business.
United States
     General
          Our United States operating subsidiaries are subject to detailed regulation throughout the United States. Although there is limited federal regulation of the insurance business in the United States, each state has a comprehensive system for regulating insurers operating in that state. The laws of the various states establish supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices, market conduct, agent licensing, policy forms, underwriting and claims practices, insurance policy termination, reserve adequacy, transactions with affiliates, and insurer solvency. Many states also regulate investment activities on the basis of quality, distribution and other quantitative criteria. Further, most states compel participation in and regulate composition of various shared market mechanisms. States have also enacted legislation that regulates insurance holding company systems, including acquisitions, dividends, the terms of affiliate transactions, and other related matters. Our United States operating subsidiaries are domiciled in Arizona, California, Connecticut, Delaware, New Jersey, New York, Rhode Island, and Washington.
          Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and qualify the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in such areas as product liability, environmental damage and workers’ compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized, when possible, through the repricing of coverages if permitted by applicable regulations, or the limitation or cessation of the affected business, which may be restricted by state law.
          Most states have insurance laws requiring that property and casualty rate schedules, policy or coverage forms, and other information be filed with each such state’s regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. A few states have considered or enacted limitations on the ability of insurers to share data used to compile rates. Such limitations have had, and are expected to have, no significant impact on us.
          Insurance companies are required to file detailed annual and, in most states, quarterly reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, these insurance regulators periodically examine each insurer’s financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations, including market conduct.

      Insurance Regulation Concerning Change or Acquisition of Control
          The insurance regulatory codes in our operating subsidiaries’ respective domiciliary states each contain similar provisions (subject to certain variations) to the effect that the acquisition of “control” of a domestic insurer or of any person that directly or indirectly controls a domestic insurer cannot be consummated without the prior approval of the domiciliary insurance regulator. In general, a presumption of “control” arises from the direct or indirect ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company generally must file with the relevant insurance regulatory authority a statement relating to the acquisition of control containing certain information required by statute and published regulations and provide a copy of such statement to the domestic insurer and obtain the prior approval of such regulatory agency for the acquisition. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to state agencies of a change of control of a non-domestic insurance company admitted in that state. While such pre-acquisition notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer’s doing business in the state if certain conditions exist, such as undue market concentration.
          These laws regulating change of control may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Fairfax, including through transactions and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.
      Regulation of Dividends and Other Payments
          We are a legal entity separate and distinct from our subsidiaries. As a holding company with no other business operations, our primary sources of cash to meet our obligations, including principal and interest payments with respect to indebtedness, are available dividends and other statutorily permitted payments, such as tax allocation payments and management and other fees, from our operating subsidiaries. Our operating subsidiaries are subject to various state statutory and regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, applicable generally to any insurance company in its state of domicile, which limit the amount of dividends or distributions an insurance company may pay to its shareholders without prior regulatory approval. Ordinary dividends, for which no regulatory approval is generally required, are limited to amounts determined by formula, which varies by state. The formula typically is based on the level of statutory surplus at the end of the prior year, as well as on some measure of statutory earnings for the prior year, both as determined in accordance with Statutory Accounting Principles (SAP), which differs from Canadian and U.S. GAAP. In addition, dividends generally may be paid only out of “earned surplus” as defined by each state. In every case, surplus subsequent to the payment of any dividends must be reasonable in relation to an insurance company’s outstanding liabilities and must be adequate to meet its financial needs.
          No assurance can be given that some or all of our operating subsidiaries’ domiciliary states will not adopt statutory provisions more restrictive than those currently in effect.
          If insurance regulators determine that payment of a dividend or any other payments to an affiliate (such as payments under a tax-sharing agreement or payments for employee or other services) would, because of the financial condition of the paying insurance company or otherwise, result in such insurance company being in a hazardous financial condition, the regulators may prohibit such payments that would otherwise be permitted without prior approval.
      Statutory Surplus and Capital
          In connection with the licensing of insurance companies, an insurance regulator may limit or prohibit the writing of new business by an insurance company within its jurisdiction when, in the regulator’s judgment, the insurance company is not maintaining adequate statutory surplus or capital. We do not currently anticipate that any regulator would limit the amount of new business that our operating subsidiaries may write given their current levels of statutory surplus and capital.

      Risk-Based Capital
          In order to enhance the regulation of insurer solvency, the National Association of Insurance Commissioners (NAIC) adopted risk-based capital (RBC) requirements for property and casualty insurance companies. These RBC requirements, which have been codified in most U.S. jurisdictions, are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC formula measures four major areas of risk facing property and casualty insurers: (i) underwriting risk, which is the risk of errors in pricing and reserve setting; (ii) asset risk, which is the risk of asset default for fixed-income assets and loss in market value for equity assets; (iii) credit risk, which is the risk of losses from unrecoverable reinsurance and the inability of insurers to collect agents’ balances; and (iv) off-balance sheet risk, which is primarily the risk created by excessive growth. The RBC formula provides a mechanism for the calculation of an insurance company’s Authorized Control Level (ACL) RBC amount.
          The NAIC RBC model law stipulates four levels of regulatory action with the degree of regulatory intervention increasing as the ratio of surplus to RBC decreases. The initial level, the “Company Action Level,” requires the insurance company to submit a plan of corrective action to the relevant insurance commissioner if its surplus falls below 200% of the ACL amount (or below 250% of the ACL amount, when there has been a “negative trend” as defined under the model law). The next level, the “Regulatory Action Level,” requires the company to submit a plan of corrective action and also allows the regulator to perform an examination of the company’s business and operations and issue a corrective order if the surplus falls below 150% of the ACL amount. The third level, the ACL, permits the regulator to place the company under regulatory control, including rehabilitation or liquidation, if its surplus falls below 100% of that amount. The final action level, the “Mandatory Control Level,” requires the insurance commissioner to place the company under regulatory control if its surplus falls below 70% of the ACL amount.
      NAIC IRIS Ratios
          In the 1970s, the NAIC developed a set of financial relationships or “tests” called the Insurance Regulatory Information System (IRIS) that was designed to facilitate early identification of companies that may warrant special attention by insurance regulatory authorities. Insurance companies submit data on an annual basis to the NAIC, which in turn analyzes the data utilizing ratios covering 12 categories of financial data with defined “usual ranges” for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company may become subject to increased scrutiny if it falls outside the usual ranges on four or more of the ratios.
      Investment Regulation
          Our operating subsidiaries are subject to state laws and regulations that require diversification of investment portfolios and that limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations may cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture. As of the date of this prospectus, we believe our investments comply with such laws and regulations in all material respects.
      Credit for Reinsurance and Licensing
          A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances: (1) if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed; (2) if the reinsurer is an “accredited” or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed; (3) in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets certain financial requirements; or (4) if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are collateralized appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer. As a result of the requirements relating to the provision of credit for reinsurance, our United States insurance subsidiaries face the above constraints in their dealings with out-of-state reinsurers and our reinsurance subsidiaries are indirectly subject to certain regulatory requirements imposed by jurisdictions in which ceding companies are licensed.
      Guaranty Funds
          All 50 states have separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Such guaranty association laws, except the one applicable in New York, create post-assessment associations that make assessments against member insurers to obtain funds to pay association covered claims after an insurer becomes insolvent. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments permitted by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state. New York has a pre-assessment guaranty fund, which makes assessments prior to the occurrence of an insolvency. Florida, New Jersey, New York and Pennsylvania have created, by statute, a separate guaranty association for workers’ compensation business. Some states permit member insurers to recover assessments paid through surcharges on policyholders or through full or partial premium tax offsets, while other states permit recovery of assessments through the rate filing process.
          Our policy is to accrue for insolvencies when the loss is probable and the assessment amount can be reasonably estimated. In the case of most insurance insolvencies, our ability to reasonably estimate the insolvent insurer’s liabilities or develop a meaningful range of the insolvent insurer’s liabilities is significantly impaired by inadequate financial data with respect to the estate of the insolvent company as supplied by the guaranty funds. Although the amounts of any future assessments by guaranty funds cannot be predicted with certainty, we believe that future guaranty association assessments for known insurer insolvencies will not have a material adverse effect on our results of operations or financial condition.
      Shared Markets
          As a condition of their licenses to do business, our operating subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that are otherwise unable to purchase such coverage in the commercial insurance marketplace. Our United States operating subsidiaries’ participation in such shared markets or pooling mechanisms is generally proportionate to the amount of each of our operating subsidiaries’ direct premiums written for the type of coverage written by the specific pooling mechanism in the applicable state.
          Many states have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury. Insurers writing workers’ compensation in those states having second-injury funds are subject to the laws creating the funds, including the various funding mechanisms that those states have adopted to fund the second-injury funds. Several of the states having larger second-injury funds utilize a premium surcharge that effectively passes the cost of the fund on to policyholders. Other states assess the insurer based on paid losses and allow the insurer to recoup the assessment through future premium rates.
          Commercial automobile insurance and workers’ compensation lines have mandatory pooling arrangements on a state-by-state basis for segments of the market that have difficulty finding coverage from insurers. The shared market mechanisms for providing commercial automobile coverages are generally assigned risk plans, reinsurance facilities and joint underwriting facilities. Additionally, another pooling mechanism, a Commercial Automobile Insurance Procedure (CAIP), uses a limited number of servicing carriers to handle assignments from other insurers. The CAIP servicing carrier is paid a fee for the responsibility of handling the commercial automobile policy and paying claims. For workers’ compensation, the pooling in each state is generally in the form of a reinsurance-type arrangement with servicing carriers providing the policy services and claims handling services. The National Council of Compensation Insurance provides services for calculating member pooling of losses and expenses in 32 states, with the remainder of the states having their own independent servicing plans. Certain of our operating subsidiaries participate in the Florida Hurricane Catastrophe Fund, a state-mandated catastrophe reinsurance fund. Business insurance is also subject to pooled insurance on a small scale for commercial properties insured through the various Fair Access to Insurance Requirements Plans that exist in most states.
          The amount of future losses or assessments from the shared market mechanisms and pooling arrangements described above cannot be predicted with certainty. The underwriting results of these pools traditionally have been unprofitable. Although it is possible that future losses or assessments from such mechanisms and pooling arrangements could have a material adverse effect on our results of operations, we do not expect future losses or assessments to have a material adverse effect on our liquidity or capital resources.
      Liquidation of Insurers
          The liquidation of United States insurance companies, including reinsurers, is generally conducted pursuant to state insurance law. In the event of the liquidation of one of our United States operating insurance subsidiaries, liquidation proceedings would be conducted by the insurance regulator of the state in which the subsidiary is domiciled, which would serve as the domestic receiver of its properties, assets and business. Liquidators located in other states (known as ancillary liquidators) in which we conduct business may have jurisdiction over assets or properties located in such states under certain circumstances. In a liquidation, policyholders would have priority over investors.
      Privacy Regulation
          The Gramm-Leach-Bliley Act and regulations promulgated under the Act, as well as state privacy statutes and regulations, govern the privacy of consumer financial information. The regulations limit disclosure by financial institutions of “nonpublic personal information” about individuals who obtain financial products or services for personal, family, or household purposes. The Act and the regulations, as well as state privacy laws, generally apply to disclosures to nonaffiliated third parties, subject to specified exceptions, but not to disclosures to affiliates. Privacy regulation is an evolving area of state and federal regulation, which requires us to continue to monitor developments.
      Terrorism Risk Insurance Act of 2002
          The Terrorism Risk Insurance Act of 2002 (TRIA) established a program under which the U.S. federal government will share with the insurance industry the risk of loss from certain acts of terrorism certified as such by the Secretary of the Treasury. As originally enacted, TRIA only applied to acts of terrorism committed on behalf of foreign persons or interests. However, the Terrorism Risk Insurance Program Reauthorization Act of 2007 removed this restriction so that TRIA now applies to both domestic and foreign terrorism occurring in the United States. This legislation also extended the TRIA program to cover insured losses arising out of acts of terrorism occuring on or before December 31, 2014. The program is applicable to commercial property and casualty lines of business (with exemptions for lines such as reinsurance and commercial auto), and participation by insurers writing such lines is mandatory. Under TRIA, insurers are required to offer coverage for losses arising from acts of terrorism certified by the Secretary of the Treasury on terms and in amounts which may not differ materially from other policy coverages.
          Under TRIA, the federal government will reimburse insurers for a percentage of covered terrorism losses above a defined insurer deductible. This deductible is calculated as 20% of an affiliated insurance group’s prior year direct earned premiums on commercial lines policies (with certain exceptions, such as commercial auto insurance policies) covering risks in the United States. The federal government will reimburse 85% of covered losses over the deductible. However, no federal reimbursement is available unless the aggregate industry-wide losses from the certified act of terrorism exceed $100 million. Under certain circumstances, the federal government may require insurers to levy premium surcharges on policyholders to recoup for the federal government its reimbursements paid.

          While the provisions of TRIA and the purchase of certain terrorism reinsurance coverage mitigate our exposure in the event of a large-scale terrorist attack, our effective deductible is significant, certain lines that we write are not covered by TRIA, and the risk of severe losses to us from acts of terrorism remains. Moreover, regardless of TRIA, some state insurance regulators do not permit terrorism exclusions for various coverages or causes of loss. Accordingly, we continue to monitor carefully our concentrations of risk.
          The federal terrorism risk assistance provided by TRIA will expire at the end of 2014, and it is not currently clear whether that assistance will be renewed. Any renewal may be on substantially less favorable terms.
      Possible Legislative and Regulatory Changes
          In recent years, the insurance industry has been subject to increased scrutiny by regulators and legislators. The NAIC and a number of state legislatures have considered or adopted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems. In addition, several committees of Congress have made inquiries and conducted hearings as part of a broad study of the regulation of insurance companies, and legislation has been introduced in several of the past sessions of Congress, as well as in the current session of Congress, which, if enacted, could result in the federal government assuming some role in the regulation of the insurance industry, such as through the establishment of federally chartered insurers, or the repeal or curtailment of the McCarran-Ferguson Act (which constitutes the primary federal legislative authorization for state-based insurance regulation). Although the federal government does not regulate the business of insurance directly, federal initiatives often affect the insurance business in a variety of ways.
          The Fairness in Asbestos Injury Resolution Act of 2005 (“FAIR”) would have largely removed asbestos claims from the courts in favor of an administrative process that would pay awards out of a trust fund on a “no fault” basis to claimants meeting asbestos exposure and medical criteria. The proposed trust would have been funded by contributions from corporate defendants, insurers and existing bankruptcy trusts. In February 2006, the U.S. Senate effectively denied passage of FAIR. At this time, we are unable to predict what asbestos-related legislation, if any, may be proposed in the future, or the impact such legislation may have on our operations.
          Finally, the ongoing investigations discussed above of insurance industry business practices may result in new laws or regulations at the state or federal level. See “Risk Factors — Certain business practices of the insurance industry have become the subject of investigations by government authorities and the subject of class action litigation”.
          It is not possible to predict the outcome of any of the foregoing legislative, administrative or congressional activities or the potential effects thereof on us.
Canada
     General
          Each of our Canadian insurance subsidiaries is federally incorporated under the Insurance Companies Act (ICA) and is licensed under insurance legislation in each of the provinces and territories in which it operates.
          The ICA and provincial legislation require the filing by our Canadian insurance subsidiaries of annual and other reports on their financial condition, impose restrictions on transactions with related parties and set forth requirements governing reserves for actuarial liabilities and the safekeeping of assets and other matters. The ICA is administered, and the activities of our insurance subsidiaries are supervised, by the Office of the Superintendent of Financial Institutions (OSFI). OSFI conducts examinations to ensure compliance with applicable legislation and to confirm the financial condition of the companies.

      Investment Powers
          Under the ICA, an insurance company must maintain a prudent portfolio of investments and loans, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and equities. Additional restrictions (and in some cases, the need for regulatory approvals) limit the nature of an insurance company’s investments.
      Capital Requirements
          Property and casualty insurers are required to meet a Minimum Capital Test (MCT) that assesses the insurer’s capital available to capital required. Federally regulated property and casualty insurers, including our Canadian insurance subsidiaries, must maintain available capital equal to at least the minimum capital requirement. OSFI expects insurers to establish a target capital level above the minimum requirement, and to maintain ongoing capital, at no less than the supervisory target of 150% of the MCT amount. However, OSFI may, on a case-by-case basis, establish in consultation with an insurer an alternate supervisory target based upon the company’s risk profile. The ICA requires property and casualty insurance companies to maintain a minimum amount of capital calculated by reference to, and varying with, the risk characteristics of each category of on and off-balance sheet assets held by the company, policy liabilities and reinsurance receivable and recoverable. This MCT calculation typically requires the application of quantitative factors to assets, as well as to certain off-balance sheet items, based on a number of prescribed risk components. The calculation of policy liabilities takes into account the risk associated with variations in claims, provisions, possible inadequacy of provisions for unearned premiums and the occurrence of catastrophes. The calculation of reinsurance receivable and recoverable includes the risk of default for recoverables from reinsurers arising from both credit and actuarial risk.
      Restrictions on Dividends and Capital Transactions
          The ICA prohibits the declaration or payment of any dividend on shares of an insurance company if there are reasonable grounds for believing a company is, or the payment of the dividend would cause the company to be, in contravention of applicable capital requirements. The ICA also requires an insurance company to notify the Superintendent of Financial Institutions of the declaration of a dividend at least 15 days prior to the date fixed for its payment. Similarly, the ICA prohibits the purchase for cancellation of any shares issued by an insurance company or the redemption of any redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of its applicable capital requirements. These latter transactions would also require the prior approval of the Superintendent of Financial Institutions.
      Constraints on Shares
          The ICA contains certain restrictions on the purchase or other acquisition, issue, transfer and voting of any shares of an insurance company. Pursuant to these restrictions, no person is permitted to acquire shares of any of our Canadian insurance subsidiaries, or to acquire control of a company who holds such an interest, if the acquisition would cause the person to have a “significant interest” in any class of shares of the company, unless the prior approval of the Minister of Finance (Canada) is obtained. In addition, we are not permitted to record any transfer or issue of shares of an insurance subsidiary if the transfer or issue would cause the person to have a significant interest in the company and such interest has not been approved. No person who has a significant interest in such a company may exercise any voting rights attached to the shares held by such, person unless the prior approval of the Minister of Finance (Canada) is obtained. If a person contravenes any of these restrictions, the Minister of Finance (Canada) may, by order, direct that person to dispose of all or any portion of those shares. For these purposes, a person has a significant interest in a class of shares of an insurance company where the aggregate of any shares of that class beneficially owned by that person, or an entity controlled by that person and by any person associated or acting jointly or in concert with that person, exceeds 10% of all outstanding shares of that class of shares of the company.

      Provincial Insurance Regulation
          Each of our insurance subsidiaries is subject to provincial and territorial regulation and supervision in each of the provinces and territories of Canada in which they carry on business. Provincial insurance regulations deal primarily with the form of insurance contracts and the sale and marketing of insurance products, including licensing and supervision of insurance distributors. In the provinces of Alberta, Ontario, New Brunswick and Newfoundland premium rates for automobile insurance are regulated by public authorities. They require insurers to submit proposed rates to a regulatory body and have them approved before use. The approval process may also involve a hearing. With respect to insurance policies, provincial regulation automatically deems different insurance contracts to include certain terms that cannot be changed without the approval of the relevant regulatory authority.
      Property and Casualty Insurance Compensation Corporation (PACICC)
          The Canadian property and casualty insurance industry created PACICC to provide Canadian policyholders with protection, within limits, against the loss of policy benefits in the event of the insolvency of their insurance company. PACICC is funded by its member insurance companies, including our Canadian property and casualty insurance subsidiaries.
United Kingdom
     Acquisition or Change of Control
          Under rules made by the United Kingdom Financial Services Authority (the “FSA”) an insurance company or a reinsurance company that carries on business in the United Kingdom through a permanent establishment there but which is incorporated outside the United Kingdom must notify the FSA as soon as it becomes aware that a person has decided to acquire control or to increase or reduce control of that company, or of an existing controller becoming or ceasing to be a parent undertaking of that company. In broad terms, any company or individual who holds 10% or more of the shares or voting power in the insurance company or reinsurance company or its parent undertaking, or is able to exercise significant influence over the management of the insurance company or reinsurance company or its parent undertaking through its shareholding or voting power in that company or parent undertaking is considered a “controller.” The operating subsidiaries of OdysseyRe in its London Market division and of Advent each carry on business in the United Kingdom.
          Under by-laws made by Lloyd’s pursuant to the Lloyd’s Act of 1982, the prior written approval of the Franchise Board established by the Council of Lloyd’s is required of anyone proposing to become a “controller” of any Lloyd’s Managing Agent or Lloyd’s Corporate Member. In summary, any company or individual that holds 10% or more of the shares or voting power in the managing agent or corporate member, or its parent undertaking or is able to exercise significant influence over the management of the managing agent or corporate member or of its parent undertaking as a result of its shareholding or voting power is a “controller.” The prior approval of the FSA is also required for a change of control of a managing agent although corporate members are regulated exclusively by Lloyds. Newline, a subsidiary of OdysseyRe and Advent Underwriting Limited, a subsidiary of Advent, are Lloyd’s Managing Agents. Advent Underwriting Limited is the managing agent of three Lloyd’s Corporate Members: Advent Capital Limited, Syndicate 780 and Syndicate 3330 (formerly Syndicate 2).
      Dividends
          U.K. law prohibits any U.K. company from declaring a dividend to its stockholders unless such company has “profits available for distribution” which in summary are accumulated realized profits less accumulated realized losses. The determination of whether a company has profits available for distribution must be made by reference to accounts that comply with certain requirements laid down by statute. While there are no additional statutory restrictions imposed by the United Kingdom insurance regulatory laws upon an insurer’s ability to declare dividends, insurance regulators in the United Kingdom strictly control the maintenance of each insurance company’s solvency margin within their jurisdiction and may restrict an insurer from declaring a dividend beyond a level which the regulators determine would adversely affect an insurer’s solvency requirements. It is common practice in the United Kingdom to notify regulators in advance of any significant dividend payment.
DESCRIPTION OF DEBT SECURITIES
          We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that will be common to all series that we offer pursuant to this prospectus. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.
          As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture dated as of December 1, 1993, among us, The Bank of New York Mellon, as the successor U.S. trustee, and CIBC Mellon Trust Company, as the successor Canadian trustee. The U.S. trustee and the Canadian trustee are referred to together in this prospectus as the trustees. When we refer to the “indenture” in this prospectus, we are referring to the indenture dated December 1, 1993 under which your debt securities will be issued, as supplemented by any supplemental indenture which may be applicable to your debt securities. The trustees have two main roles. First, subject to some limitations on the extent to which the trustees can act on your behalf, the trustees can enforce your rights against us if we default on our obligations under the indenture. Second, the trustees perform certain administrative duties for us.
          The following section is a summary of the principal terms and provisions of the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. If we refer to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplements thereto that are applicable to you because the indenture, as supplemented, and not this section, defines your rights as a holder of debt securities.
General
          The debt securities offered hereby will be our unsecured obligations. The debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the “senior debt securities”, or our subordinated unsecured obligations issued in one or more series and referred to herein as the “subordinated debt securities.” The senior debt securities will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities and our senior indebtedness.
          You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the indenture and in one or more resolutions of our board of directors, or pursuant to authority granted by one or more resolutions of our board of directors, or established pursuant to one or more supplemental indentures and may include the following, as applicable to the series of debt securities offered thereby:
•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the dates on which interest will be payable;

•	the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places, if any, other than or in addition to the City of New York, where the principal of (and premium, if any) and any interest on debt securities will be payable, any debt securities may be surrendered for registration of transfer, debt securities may be surrendered for exchange and the place or places where notices or demands to or upon us in respect of the debt securities may be served;

•	whether we have the option to redeem the debt securities, whether in whole or in part, and the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which debt securities may be redeemed;

•	whether we have the obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities will be issuable;

•	if other than us or one of the trustees, the identity of each registrar and/or paying agent;

•	if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration;

•	if other than U.S. dollars, the currency in which payment of the principal of, and premium, if any, or interest, if any, on the debt securities will be payable or in which the debt securities will be denominated;

•	whether the amount of payments of principal of, and premium, if any, or interest on the debt securities may be determined with reference to a formula or other method, and the manner in which such amounts will be determined;

•	whether the principal of, and premium, if any, and interest, if any, on the debt securities are to be payable, at our election or at the election of a holder, in a currency other than that in which such debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are denominated or stated to be payable and the currency in which such debt securities are to be so payable;

•	the designation of the initial exchange rate agent, if any;

•	any provisions limiting the applicability of, in modification of, in addition to or in lieu of the defeasance provisions of the indenture that will be applicable to the debt securities;

•	provisions, if any, granting special rights to the holders of debt securities upon the occurrence of such events as may be specified;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture;

•	whether any debt securities are to be issuable in global form and, if so, whether beneficial owners of interests in any such global security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the person to whom any interest on any security will be payable, if other than the person in whose name that security is registered at the close of business on the record date for such interest;

•	if debt securities are to be issuable in definitive form, whether upon original issue or upon exchange of a temporary security of such series, only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

•	any other terms, conditions, rights and preferences, or limitations on such rights and preferences, such as the subordination of the debt securities to our senior debt; and

•	any other terms specific to the debt securities offered, including whether the debt securities will be senior debt securities or subordinated debt securities.
          Unless we indicate differently in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued does not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.
Form and Denomination of Debt Securities
          Unless we indicate differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.
          We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.
Form, Exchange and Transfer of Registered Securities
          If we cease to issue registered debt securities in global form, we will issue them:
•	only in fully registered certificated form; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.
          Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
          We will maintain an office or agency, specified in the applicable prospectus supplement, in each place of payment for the debt securities where securities of that series may be presented or surrendered for payment, registration of transfer or exchange.
          Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
          If any debt securities of a particular series are redeemable, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption or to register transfers or exchanges of any debt securities surrendered for repayment at the option of the holder, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
          If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.
Payment and Paying Agents
          On each due date for interest payments on the debt securities, we will pay interest to each person shown on our records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on our records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.
          Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.
      Payments on Global Securities
          We will make payments on a global security directly to the registered holders generally or a depositary or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Global Securities” below.
      Payments on Certificated Securities
          We will make interest payments on debt securities held in certificated form by mailing a check or by wire transfer to an account maintained by the holder of the certificated securities located in the United States, as shown on our records, as of the close of business on the record date. Alternatively, we may make interest payments by mailing a check for such interest on each due date for interest payments to such holder of the certificated securities. We will make all payments of principal and premium, if any, on the certificated securities by check at our office or agency to be maintained in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security.
      Payment When Offices Are Closed
          If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture provides that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.
          Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default
          You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.
          Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:
•	We do not pay the principal of, or any premium on, the debt security on its due date.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

•	We remain in breach of a covenant or warranty (other than any payment covenant or a covenant or warranty included solely for the benefit of a different series of debt securities) in the indenture for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either of the trustees or the holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We default in the payment, at the stated maturity, of any of our indebtedness for borrowed money in excess of $10 million, or such indebtedness is accelerated, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by either trustee, or the holders of at least 25% of the principal amount of all of the outstanding debt securities.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable supplemental indenture, occurs.
          An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.
     Remedies if an Event of Default Occurs
          If an Event of Default has occurred and has not been cured within the applicable time period, the trustees or the holders of 25% in principal amount of the debt securities of the affected series (or, in some cases, the holders of 25% in principal amount of the debt securities of all series) may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded in certain circumstances by the holders of at least a majority in principal amount of the debt securities of the affected series or of all series, as the case may be. A declaration of acceleration of maturity following an event of default caused by a default in payment or acceleration of any of our indebtedness for borrowed money will be automatically annulled if such indebtedness is discharged or the holders of such indebtedness rescind their declaration of acceleration.
          The trustees may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest or the payment of any sinking fund installment, if they consider the withholding of notice to be in the best interests of the holders. Additionally, the trustees are not required to take any action under the indenture at the request of any of the holders of the debt securities unless such holders offer the trustees reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustees. The trustees may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

          Before a holder is allowed to bypass the trustees and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to its debt securities, the following must occur:
•	The holder must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series or, in some cases, of all series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series or, in some cases, of all series must not have given the trustee a direction inconsistent with the above notice or request.
          Notwithstanding the above, a holder is entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.
          Holders of a majority in principal amount of the debt securities of the affected series or, in some cases, of all series may waive any past defaults other than:
•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.
          Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, and how to declare or rescind an acceleration of maturity on their debt securities.
Limitations on Liens on Capital Stock of Restricted Subsidiaries
          The indenture provides that we may not, and may not permit any subsidiary to, create, assume, incur or suffer to exist any lien, other than a purchase money lien, upon any capital stock of any restricted subsidiary, to secure any obligation, other than the debt securities, without in any such case making effective provision whereby all of the outstanding securities shall be directly secured equally and ratably with such obligation. This restriction will not apply, however, to (i) liens on the capital stock of any restricted subsidiary securing obligations outstanding from time to time under any bank credit facility, provided that the principal amount of all such obligations secured by liens on the capital stock of any restricted subsidiary, at the time of each incurrence of any portion of such obligation, does not exceed 15% of the sum of (A) our consolidated shareholders’ equity at the end of our most recently completed fiscal quarter immediately preceding such incurrence for which financial statements are or are required to be available and (B) the aggregate principal amount of all obligations which are outstanding under any bank credit facility immediately after giving effect to such incurrence and which are secured by liens on the capital stock of a restricted subsidiary, and (ii) liens securing obligations from us to any wholly-owned restricted subsidiary or from any wholly-owned restricted subsidiary to us or any other wholly-owned restricted subsidiary. A restricted subsidiary is any subsidiary that is a licensed insurance company, other than any licensed insurance company that our board of directors, in good faith, determines is not, individually or together with any other licensed insurance company as to which a similar determination has been made, material to our business, considered as a whole.

Merger or Consolidation
          Unless otherwise specified in the applicable prospectus supplement, the terms of the indenture will generally permit us to amalgamate or consolidate with or merge into another corporation or convey, transfer or lease substantially all of our assets to another corporation. However, we may not take any of these actions unless, among other things, the following conditions are met:
•	in the event that, as a result of the transaction, we are not the surviving entity or we convey, transfer or lease all or substantially all of our assets, the surviving entity must be a corporation, partnership or trust organized under the laws of a jurisdiction in Canada or the United States and such entity must agree to be legally responsible for the debt securities; and

•	after giving effect to the transaction, no Event of Default shall have occurred or be continuing.
Modification or Waiver
          There are three types of changes we can make to the indenture and the debt securities issued thereunder.
     Changes Not Requiring Consent of Holders
          There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Without your approval, we will be permitted to:
•	evidence the succession of another person to our obligations;

•	add covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred to us in the indenture;

•	add any additional Events of Default;

•	add to or change any of the provisions of the indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to provide for uncertificated debt securities, in compliance with applicable laws and regulations;

•	change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	secure the debt securities pursuant to the requirements of the covenant described under “Limitation on Liens of Capital Stock of Restricted Subsidiaries”;

•	establish the form or terms of securities of any series as permitted by the indenture;

•	evidence and provide for the acceptance of appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of any trusts established under the indenture by more than two trustees;

•	close the indenture with respect to the authentication and delivery of additional series of debt securities, to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the indenture; provided that any such action will not adversely affect the interests of the holders of debt securities of any series in any material respect; or

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities; provided that any such action will not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect.
     Changes Requiring Consent of Holders
          First, there will be changes that we will not be permitted to make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the indenture, without your specific approval, we will not be permitted to:
•	change the stated maturity of the principal of, or interest on, your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•	make any change that adversely affects any right of repayment at your option;

•	change the place or currency of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	reduce the percentage of holders of outstanding debt securities of your series or of all series whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults of the indenture; or

•	modify any of the provisions of the indenture dealing with modification, waiver of past defaults or the waiver of certain covenants relating to your debt securities except to increase the percentage of holders of the debt securities required to approve certain matters or to require all holders of debt securities to approve certain matters.
     Changes Requiring Majority Approval
          Subject to the provisions of the indenture, any other change to, or waiver of, any provision of the indenture and the debt securities issued pursuant thereto would require the following approval:
•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•	If the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

•	Waiver of our compliance with certain provisions of the indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture, voting together as one class for this purpose, in accordance with the terms of the indenture.
          In each case, the required approval must be given in writing.

Satisfaction and Discharge
          The indenture will cease to be of further effect with respect to any series of debt securities and the trustees will execute proper instruments acknowledging satisfaction and discharge of the indenture as to a particular series of debt securities, when (A) either (1) all debt securities of such series authenticated and delivered have been delivered to the trustees for cancellation or (2) all debt securities of such series not so delivered to the trustees for cancellation (i) have become due and payable, or (ii) will become due and payable at their maturity within one year, or (iii) if redeemable at our option, are to be called for redemption within one year, and we have deposited or caused to be deposited with one of the trustees an amount, in the currency in which the debt securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustees for cancellation, for principal, and premium, if any, and interest to the date of such deposit in the case of debt securities that have become due and payable or to maturity or redemption date, as the case may be and (B) we have paid or caused to be paid all other sums payable by us.
Defeasance
          If specified in the applicable prospectus supplement and subject to the provisions of the indenture, we may elect either:
•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•	to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).
     Covenant Defeasance
          In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.
          Subject to the provisions of the indenture, to accomplish covenant defeasance with respect to the debt securities offered:
•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and government obligations issued in the currency in which the debt securities of the applicable series are payable, that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time or both would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit or at any time during the three-month period after such a deposit in respect of certain bankruptcy or insolvency events.

•	We must not be insolvent on the date of the deposit of the funds or at any time during the three-month period after the date of such deposit.

•	No breach or violation of any covenant under the indenture shall occur as a result of such deposit.

•	We must deliver to the trustees of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes and Canadian federal or provincial income tax or other tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred.

•	We must deliver to the trustees of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the indenture, had been complied with.

•	We must comply with certain additional terms of, conditions to or limitations to covenant defeasance, as set forth in the indenture.
          If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default (such as our bankruptcy) occurred after we accomplish covenant defeasance and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.
     Full Defeasance
          If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. The conditions to accomplish defeasance set out in the indenture include conditions to protect the trust deposit from claims of our lenders and other creditors if we were to become bankrupt or insolvent.
          Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:
•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and government obligations issued in the currency in which the debt securities of the applicable series are payable, that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time or both would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit or at any time during the three-month period after such a deposit in respect of certain bankruptcy or insolvency events.

•	We must not be insolvent on the date of the deposit of the funds or at any time during the three-month period after the date of such deposit.

•	No breach or violation of any covenant under the indenture shall occur as a result of such deposit.

•	We must deliver to the trustees of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustees of your debt securities a legal opinion of our counsel to the effect that, for Canadian federal or provincial income tax purposes or other tax purposes, you will not recognize income, gain or loss as a result of such defeasance and that such defeasance will not cause you to be taxed on your debt securities any differently than if such defeasance had not occurred.

•	We must deliver to the trustees of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the indenture, had been complied with.

•	We must comply with certain additional terms of, conditions to or limitations to full defeasance, as set forth in the indenture.
Consent to Jurisdiction
          The indenture provides that we will irrevocably appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our authorized agent for service of process in any legal action or proceeding arising out of or relating to our indenture or the debt securities for actions brought under federal or state securities laws or for actions brought by either trustee in any New York Court, and will irrevocably submit to the jurisdiction of the New York Courts for such purposes.
Information Concerning the Trustees
          The Bank of New York Mellon and CIBC Mellon Trust Company are the trustees under the indenture. We may maintain deposit accounts and conduct banking and other financing transactions with the trustees in the normal course of business.
Governing Law
          The indenture is, and the debt securities will be, governed by, and construed in accordance with, the law of the State of New York and applicable trust indenture legislation.
Holders of Registered Debt Securities
     Book-Entry Holders
          We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.
          Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.
          As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

     Street Name Holders
          In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.
          For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.
     Legal Holders
          Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.
          For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.
          Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.
     Special Considerations for Indirect Holders
          If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:
•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
          A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.
          A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.
     Special Considerations for Global Securities
          As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal holder of the debt securities represented by such global security.
          If debt securities are issued only in the form of a global security, an investor should be aware of the following:
•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.
     Special Situations When a Global Security Will Be Terminated
          In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.
          The special situations for termination of a global security are as follows:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.
          The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.
DESCRIPTION OF SUBORDINATE VOTING SHARES AND PREFERRED SHARES
          The following briefly summarizes the provisions of our articles of incorporation, including a description of our share capital. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of incorporation.
          Our authorized share capital consists of an unlimited number of Multiple Voting Shares carrying ten votes per share, an unlimited number of Subordinate Voting Shares carrying one vote per share and an unlimited number of preferred shares, issuable in series. At August 28, 2009, there were outstanding 1,548,000 Multiple Voting Shares and 16,665,224 Subordinate Voting Shares, as well as 2,250,000 Series A preferred shares and 3,750,000 Series B preferred shares. At August 24, 2009, 799, 230 Subordinate Voting Shares were effectively held by Fairfax through an ownership interest in The Sixty Two Investment Company Limited (Sixty Two).
Multiple Voting Shares and Subordinate Voting Shares
     Dividend Rights
          Holders of Multiple Voting Shares and Subordinate Voting Shares participate equally as to dividends and are entitled to dividends, in equal amounts per share and at the same time, that our board of directors may declare out of legally available funds, subject to the preferential dividend rights of the preferred shares.

     Voting Rights
          Holders of Multiple Voting Shares and Subordinate Voting Shares are entitled to receive notice of any meeting of our shareholders and may attend and vote at such meetings, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote. The Multiple Voting Shares are entitled to ten votes per share, except as set forth below, and the Subordinate Voting Shares are entitled to one vote per share.
          The ten votes per share attached to the Multiple Voting Shares are automatically and permanently reduced to one vote per share if:
(i)	the number of the Multiple Voting Shares held by Sixty Two (and its 75% owned subsidiaries, of which there are currently none) falls below 1,197,480 shares, unless this results from a sale of shares to purchasers who make an equivalent unconditional offer to purchase all outstanding Subordinate Voting Shares; or

(ii)	the number of the Multiple Voting Shares held by purchasers referred to in (i) above (and their 75% owned subsidiaries) falls below 1,197,480.
          A change of control of Sixty Two or a purchaser referred to in (i) above will disqualify that shareholder’s holding of shares for the purposes of the calculations contained in (i) and (ii) above. Except in connection with a sale to a purchaser who makes an offer to purchase all outstanding Subordinate Voting Shares as contemplated by (i) above, Sixty Two has agreed with us that it will not sell our Multiple Voting Shares (except to its 75% owned subsidiaries).
          The number of votes attached to the Multiple Voting Shares will automatically but temporarily be reduced to one vote per share for any shareholders’ meeting if, during the three months ending ten days prior to the date we send notice of the shareholders’ meeting, the weighted average trading price in the principal trading market of the Subordinate Voting Shares for any period of thirty consecutive trading days is less than Cdn$4.00 per share (subject to adjustment).
     Preemptive, Subscription, Redemption and Conversion Rights
          Holders of Subordinate Voting Shares and Multiple Voting Shares have no preemptive, subscription or redemption rights. Holders of Subordinate Voting Shares have no conversion rights. Multiple Voting Shares are convertible at any time into Subordinate Voting Shares on the basis of one Subordinate Voting Share for each Multiple Voting Share being converted.
     Liquidation Rights
          Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Subordinate Voting Shares and Multiple Voting Shares, without preference or distinction, are entitled to receive ratably all of our assets remaining after payment of all debts and other liabilities, subject to the prior rights of holders of any outstanding preferred shares and any other prior ranking shares.
     Modifications
          Modifications to the provisions attaching to the Multiple Voting Shares as a class, or to the Subordinate Voting Shares as a class, require the separate affirmative vote of two-thirds of the votes cast at meetings of the holders of the shares of each class.
          No subdivision or consolidation of the Multiple Voting Shares or of the Subordinate Voting Shares may take place unless the shares of both classes are subdivided or consolidated at the same time in the same manner and proportion.

          No rights to acquire additional shares or other securities or property of ours will be issued to holders of Multiple Voting Shares or Subordinate Voting Shares unless the same rights are issued at the same time to holders of shares of both classes.
Preferred Shares
          As you read this section, please remember that the specific terms of your series of preferred shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred shares.
          Reference to a series of preferred shares means all of the preferred shares issued as part of the same series and having the attributes set out in articles of amendment. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred shares you purchase. The terms in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.
          We have delivered an undertaking to the securities regulatory authority in each of the provinces of Canada that we will not distribute exchangeable preferred shares separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the exchangeable preferred shares to be distributed separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the exchangeable preferred shares will be distributed.
     Our Authorized Preferred Shares
          Under our articles of incorporation, our board of directors is authorized, subject to Canadian law, without shareholder approval, from time to time to issue an unlimited number of preferred shares in one or more series. Our board of directors can fix the rights, privileges, restrictions and conditions of the shares of each series. Preferred shares are entitled to priority over our Subordinate Voting Shares and Multiple Voting Shares as to dividends and distributions of assets upon our liquidation, dissolution or winding-up. Preferred shares may be convertible into shares of any other series or class of shares if our board of directors so determines. Our board of directors will fix the terms of the series of preferred shares it designates by resolution and will file articles of amendment as required under Canadian law before we issue any shares of the series of preferred shares.
          The prospectus supplement relating to the particular series of preferred shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable;
•	the offering price at which we will issue the preferred shares;

•	the title and designation of number of shares of the series of preferred shares;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.
          The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to dividends and return of capital in the event of the liquidation, dissolution or winding-up, and will be entitled to a preference over our Subordinate Voting Shares and Multiple Voting Shares and over any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among shareholders for the purpose of winding-up our affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up are not paid in full in respect of any series of the preferred shares, the preferred shares of all series will participate ratably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims, the claims of the holders of the preferred shares with respect to return of capital will be paid and satisfied first and any assets remaining thereafter will be applied towards the payment and satisfaction of claims in respect of dividends. The preferred shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the preferred shares as a class over our Subordinate Voting Shares and Multiple Voting Shares and over any other shares ranking junior to the preferred shares as may be determined in the case of such series of preferred shares.
     Voting Rights
          The prior approval of not less than two-thirds of the votes cast at a meeting of holders of Subordinate Voting Shares is required before we may create any class or series of shares that have voting rights (except as required by law or allowed if dividends are in arrears).
     Amendment with Approval of Holders of the Preferred Shares
          The rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of the preferred shares. The approval of the holders of the preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to the preferred shares as a class or in respect of any other matter requiring the consent of the holders of the preferred shares may be given in such manner as may then be required by Canadian law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the preferred shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of the preferred shares duly called for that purpose.
          The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefore and the conduct thereof will be those from time to time prescribed by our by-laws with respect to meetings of shareholders, or if not so prescribed, as required by Canadian law as in force at the time of the meeting. On every poll taken at every meeting of the holders of the preferred shares as a class, or at any joint meeting of the holders of two or more series of preferred shares, each holder of preferred shares entitled to vote at such meeting will have one vote in respect of each preference share held.
     Redemption
          If so specified in the applicable prospectus supplement, a series of preferred shares may be redeemable at any time, in whole or in part, at our option or the holder’s, or may be subject to mandatory redemption.
          Any restriction on the repurchase or redemption by us of our preferred shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

          Any partial redemptions of preferred shares will be made in a way that our board of directors decides is equitable.
          Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.
     Dividends
          Holders of each series of preferred shares will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred shares. Dividends will be payable to holders of record of preferred shares as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.
     Conversion or Exchange Rights
          The prospectus supplement relating to any series of preferred shares that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for Subordinate Voting Shares, another series of our preferred shares or any other securities offered pursuant to this prospectus.
     Transfer Agent and Registrar
          The transfer agent, registrar and dividend disbursement agent for the preferred shares will be stated in the applicable prospectus supplement. The registrar for shares of preferred shares will send notice to shareholders of any meetings at which holders of the preferred shares have the right to vote on any matter.
     Series A Preferred Shares
          The Series A preferred shares are non-voting and are redeemable at any time at our option. Dividends are payable at an annual rate based upon, among other things, the prime rate (however, the annual rate will in no event be less than 5%). The Series A preferred shares are not retractable at the option of the holder. The total number of authorized Series A preferred shares is 8,000,000, 2,250,000 of which are currently issued and outstanding. Series A preferred shares are convertible into Series B preferred shares on a one-for-one basis on December 1, 2009 and on December 1 in every fifth year thereafter, subject to certain conditions.
     Series B Preferred Shares
          The Series B preferred shares are non-voting and are redeemable at our option on December 1, 2009 and on December 1 in every fifth year thereafter. Dividends are payable at an annual rate of 6.5% per annum until November 30, 2009 and thereafter at an annual rate based upon, among other things, the yield of five year Government of Canada bonds. The Series B preferred shares are not retractable at the option of the holder. The total number of authorized Series B preferred shares is 8,000,000, 3,750,000 of which are currently issued and outstanding. Series B preferred shares are convertible into Series A preferred shares on a one-for-one basis on December 1, 2009 and on December 1 in every fifth year thereafter, subject to certain conditions.
DESCRIPTION OF WARRANTS
          The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We have delivered an undertaking to the securities regulatory authority in each of the provinces and territories of Canada that we will not distribute warrants separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be distributed separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the warrants will be distributed.
          We may issue warrants for the purchase of debt securities, preferred shares or Subordinate Voting Shares. Warrants may be issued independently or together with debt securities, preferred shares or Subordinate Voting Shares offered by any prospectus supplement and may be attached to, or separate from, any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by, reference to the applicable warrant agreement. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement.
Debt Warrants
          The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:
•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of principal United States and Canadian federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.
Share Warrants
          The prospectus supplement relating to any particular issue of preference share warrants or Subordinate Voting Share warrants will describe the terms of such warrants, including the following:
•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the Subordinate Voting Share or series of preferred shares purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of Subordinate Voting Share or preferred shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of principal United States and Canadian federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Exercise of Warrants
          A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement.
          Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
          Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS
          We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of our Subordinate Voting Shares or preferred shares, as applicable, at a future date or dates. We have delivered an undertaking to the securities regulatory authority in each of the provinces and territories of Canada that we will not distribute share purchase contracts to any member of the public in Canada unless the prospectus supplement containing the specific terms of the share purchase contracts to be distributed is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the share purchase contracts will be distributed.
          The price per Subordinate Voting Share or preference share, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula contained in the share purchase contracts. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we wish.
          The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts issued under it:
•	whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our Subordinate Voting Shares or preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value or performance of our Subordinate Voting Shares or preferred shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

•	whether the share purchase contracts will be issued in fully registered or global form; and

•	whether the share purchase contracts constitute derivatives or hybrid products as defined under Section 3 of the Derivatives Act (Québec) or whether they constitute securities within the meaning of the Securities Act (Québec), and to which of these two statutes the share purchase contracts are subject.
          The applicable prospectus supplement will describe the terms of any share purchase contracts. The preceding description and any description of share purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such share purchase contracts.
DESCRIPTION OF UNITS
          The following description of the terms of the units sets forth certain general terms and provisions of the units to which any prospectus supplement may relate. We have delivered an undertaking to the securities regulatory authority in each of the provinces and territories of Canada that we will not distribute units comprised of one or more of exchangeable preferred shares, warrants, or share purchase contracts separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the units to be distributed separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the units will be distributed.
          We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

          The applicable prospectus supplement may describe:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.
          The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.
PLAN OF DISTRIBUTION
          We may issue the securities offered by this prospectus for cash or other consideration:
•	to or through underwriters, dealers, placement agents or other intermediaries, or

•	directly to one or more purchasers, provided that applicable exemptions are available or have been obtained.
          The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or other placement agents,

•	the purchase price of, and form of consideration for, the securities and the proceeds, if any, to us from such sale or exchange,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.
          Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.
          Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and Canadian provincial and territorial securities legislation, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
          In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
          Without limiting the generality of the foregoing, we also may issue some or all of the securities offered by this prospectus in exchange for property, including securities or assets of ours or of other companies which we may acquire in the future.

EARNINGS COVERAGE RATIOS
     The following consolidated financial ratios are calculated for the twelve-month periods ended June 30, 2009 and December 31, 2008. The “As Adjusted” ratio for the twelve months ended June 30, 2009 gives effect as of July 1, 2008 to the offering completed on August 18, 2009 of Cdn$400 million aggregate principal amount of our 7.5% senior notes due 2019 (the “7.5% Senior Notes”).
     The “As Adjusted” ratio for the twelve months ended December 31, 2008 gives effect as of January 1, 2008 to:
•	the repayment on the maturity date, January 28, 2009, of our outstanding $12.8 million 6.15% secured loan;

•	the repurchase, on April 28, 2009 of $8.8 million principal amount of our trust preferred securities; and

•	the offering completed on August 18, 2009 of Cdn$400 million of the 7.5% Senior Notes.
     Except as described above, the following table does not reflect the interest cost of our debt and the debt of our subsidiaries issued during the periods as if it was issued at the beginning of the periods.

Twelve Months Ended
	June 30, 2009		December 31, 2008
	Actual	As Adjusted	Actual	As Adjusted
Earnings coverage(1)	11.5x	9.8x	15.4x	13.3x

(1)	Earnings coverage is equal to net income before interest expense, non-controlling interests and income taxes divided by consolidated interest expense and preferred share dividend obligations.
     Our consolidated interest expense and preferred share dividend obligations amounted to approximately $162.0 million and $168.7 million for the twelve-month periods ended June 30, 2009 and December 31, 2008, respectively. Our earnings before interest expense and income taxes for the twelve-month periods ended June 30, 2009 and December 31, 2008 were approximately $1,867.9 million and $2,602.9 million, respectively, which is 11.5 times and 15.4 times our consolidated interest expense and preferred share dividend obligations for those periods.
     After giving effect to the adjustments as described above as of the beginning of the period, our consolidated interest expense and preferred share dividend obligations would have amounted to approximately $190.1 million and $195.3 million for the twelve-month periods ended June 30, 2009 and December 31, 2008, respectively.
          After giving effect to the adjustments as described above as of the beginning of the periods, our earnings before interest expense and income taxes for the twelve-month periods ended June 30, 2009 and December 31, 2008 would have been approximately $1,867.9 million and $2,602.9 million, respectively, which would have been 9.8 times and 13.3 times our consolidated interest expense and preferred share dividend obligations for those periods.
CERTAIN INCOME TAX CONSIDERATIONS
          The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.
          The applicable prospectus supplement may also describe certain U.S. federal income tax considerations generally applicable of the purchase, holding and disposition of the securities by an investor who is a United States person, including, to the extent applicable, certain relevant U.S. federal income tax rules pertaining to capital gains and ordinary income treatment, original issue discount, whether or not we will be considered a passive foreign investment company (and if so, the tax consequences to a United States shareholder), backup withholding and the foreign tax credit, and any consequences relating to securities payable in a currency other than U.S. dollars, issued at an original discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.
DOCUMENTS INCORPORATED BY REFERENCE
          The following documents filed by us with the securities commission or similar authority in each of the provinces of Canada and filed with or furnished to the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, are specifically incorporated by reference in this prospectus:
1.	our annual information form for the year ended December 31, 2008, dated March 6, 2009;

2.	our audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2008 and 2007 and statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008 and including management’s report on internal control over financial reporting set out on page 14 of our 2008 Annual Report, together with the report of the auditors on these consolidated financial statements and on the effectiveness of internal control over financial reporting;

3.	management’s discussion and analysis for the annual consolidated financial statements as at and for the periods referred to in paragraph 2;

4.	our management information circular dated March 6, 2009 in connection with the annual meeting of shareholders held on April 15, 2009;

5.	our unaudited consolidated financial statements and the notes thereto, including balance sheets as at June 30, 2009 and statements of earnings, comprehensive income, shareholders’ equity and cash flows for the six months ended June 30, 2009 and June 30, 2008;

6.	management’s discussion and analysis for the unaudited consolidated financial statements as at and for the periods referred to in paragraph 5; and

7.	our material change reports dated January 19, 2009 and March 2, 2009 relating to the going-private transaction involving Northbridge.
          Any documents of the types referred to in paragraphs 1 through 7 above (excluding confidential material change reports) and any business acquisition reports filed by us with the securities regulatory authorities in Canada or filed with or furnished to the SEC after the date of this prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference into this prospectus. In addition, any report filed with or furnished to the SEC by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or submitted by us to the SEC pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such report.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          Upon a new annual information form and new annual financial statements being filed with and, accepted by the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities hereunder.
          A prospectus supplement containing the specific terms of an offering of our securities will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of such prospectus supplement but only for purposes of the offering of securities covered by that prospectus supplement.
          When we update our disclosure of interest coverage ratios by a prospectus supplement, the prospectus supplement filed with applicable securities regulatory authorities that contains the most recent updated disclosure of interest coverage ratios and any prospectus supplement supplying any additional or updated information we may elect to include (provided that such information does not describe a material change that has not already been the subject of a material change report or a prospectus amendment) will be delivered to purchasers of securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of the prospectus supplement.
          Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Bradley P. Martin, Vice President, Chief Operating Officer and Corporate Secretary, at Suite 800, 95 Wellington Street West, Toronto, Ontario M5J 2N7. Copies of documents that we have filed with the securities regulatory authorities in Canada may be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file or furnish with or to the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.
LEGAL MATTERS
          Certain legal matters relating to the securities offered by this short form base shelf prospectus will be passed upon on our behalf by Torys LLP, our Canadian counsel, and Shearman & Sterling LLP, our U.S. counsel. As of the date hereof, the lawyers of Torys LLP, directly or indirectly, in aggregate, own less than one percent of our outstanding Subordinate Voting Shares.
EXPERTS
          The consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008 and management’s assessment of effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2008 incorporated into this prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

AUDITORS, TRANSFER AGENT AND REGISTRAR
          Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants, Licensed Public Accountants, Royal Trust Tower, Suite 3000, P.O. Box 82, 77 King Street West, Toronto, Ontario, Canada M5K 1G8.
          Our transfer agent and registrar for the Subordinate Voting Shares in Canada is CIBC Mellon Trust Company at its principal office in Toronto, 320 Bay Street, P.O. Box 1, Toronto, Ontario, M5H 4A6, and in the United States is Mellon Investor Services LLC, 120 Broadway, 13th Floor, New York, New York, 10271.
LIST OF DOCUMENTS FILED WITH THE SEC
          The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to above under the heading “Documents Incorporated By Reference”; consents of the independent auditors and Torys LLP; powers of attorney; the indenture; and the Statement of Eligibility and Qualification of the trustee on Form T-1.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
     Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.
     In accordance with and subject to the CBCA, the by-laws of Fairfax Financial Holdings Limited (“Fairfax”) provide that Fairfax shall indemnify a director or officer of Fairfax, a former director or officer of Fairfax, or a person who acts or acted at Fairfax’s request as a director or officer of a body corporate of which Fairfax is or was a shareholder or creditor, and his or her heirs and legal representatives, to the extent permitted by the CBCA, as set forth above.
     Fairfax maintains directors’ and officers’ liability insurance which insures the directors and officers of Fairfax and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     The exhibits listed in the exhibits index, appearing elsewhere in this registration statement, have been filed as part of this registration statement.

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.     Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.     Consent to Service of Process
     Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     CIBC Mellon Trust Company (formerly The R-M Trust Company), as co-trustee under the indenture relating to the debt securities registered hereby, has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Any change to the name or address of the agent for service of the Registrant or CIBC Mellon Trust Company shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 31, 2009.

FAIRFAX FINANCIAL HOLDINGS LIMITED
By:	/s/ Eric P. Salsberg
Eric P. Salsberg
Vice President, Corporate Affairs

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POWERS OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of V. Prem Watsa, Eric P. Salsberg and Bradley P. Martin his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ V. Prem Watsa V. Prem Watsa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2009

/s/ Greg Taylor Greg Taylor	Vice President and Chief Financial Officer (Principal Financial Officer)	August 31, 2009

/s/ David Bonham David Bonham	Vice President, Financial Reporting (Principal Accounting Officer)	August 31, 2009

/s/ Robert J. Gunn Robert J. Gunn	Director	August 31, 2009

/s/ Anthony F. Griffiths Anthony F. Griffiths	Director	August 31, 2009

Brandon W. Sweitzer	Director

/s/ David L. Johnston David L. Johnston	Director	August 31, 2009

Alan D. Horn	Director

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AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in its capacity as the duly authorized representative of Fairfax Financial Holdings Limited in the United States, in the Province of Ontario, Canada, on August 31, 2009.

FAIRFAX INC.
By:	/s/ Eric P. Salsberg
	Name:	Eric P. Salsberg
	Title:	Vice President

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EXHIBIT INDEX

Exhibit
Number		Description

4.1		The Registrant’s annual information form for the year ended December 31, 2008, dated March 6, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed on March 6, 2009).

4.2
The Registrant’s audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2008 and 2007 and statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008 and including management’s report on internal control over financial reporting set out on p. 13 of the Registrant’s 2008 Annual Report, together with the report of the auditors on these consolidated financial statements and on the effectiveness of internal control over financial reporting (incorporated by reference to the Registrant’s 2008 Annual Report included in the Current Report on Form 6-K furnished on March 6, 2009).

4.3
The Registrant’s management’s discussion and analysis for the annual consolidated financial statements as at December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 (incorporated by reference to the Registrant’s 2008 Annual Report included in the Current Report on Form 6-K furnished on March 6, 2009).

4.4		The Registrant’s comparative unaudited financial statements for the six-month period ended June 30, 2009 (incorporated by reference to the Current Report on Form 6-K filed on August 3, 2009).

4.5		The Registrant’s interim Management’s Discussion and Analysis for the six-month period ended June 30, 2009 (incorporated by reference to the Current Report on Form 6-K filed on August 3, 2009).

4.6
The Registrant’s management proxy circular dated March 6, 2009 in connection with the annual meeting of shareholders held on April 15, 2009 (incorporated by reference to the Current Report on Form 6-K furnished on March 6, 2009).

4.7
The Registrant’s material change reports dated January 19, 2009 and March 2, 2009, both relating to the going-private transaction involving Northbridge Financial Corporation (incorporated by reference to the Current Report on Form 6-K furnished on January 14, 2009 and February 20, 2009, respectively).

5.1	(*)	Consent of PricewaterhouseCoopers LLP.

5.2	(*)	Consent of Torys LLP.

6.1		Powers of Attorney (contained on the signature page of this Registration Statement).

7.1
Indenture dated as of December 1, 1993 among the Registrant, The Bank of New York Mellon (formerly known as Bank of Montreal Trust Company) and CIBC Mellon Trust Company (formerly known as The R-M Trust Company) (incorporated by reference to Registration Statement 333-150459).

7.2		Statement of Eligibility and Qualification of Bank of Montreal Trust Company on Form T-1 (incorporated by reference to Registration Statement 33-71976).

(*)	Filed herewith

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